Exhibit 99.1

For immediate distribution

DOLLARAMA RECORDS STRONG SALES AND

EARNINGS GROWTH IN INITIAL FINANCIAL REPORT FOLLOWING IPO

MONTREAL, Quebec, December 10, 2009 – Dollarama Inc. (“Dollarama” or the “Corporation”) (TSX: DOL) reported significant increases in sales and net earnings today for the quarter and year-to-date periods ended November 1, 2009. Today’s financial report for the third quarter of fiscal year 2010 is the first for Dollarama since the Corporation’s initial public offering (“IPO”) in October 2009.

Financial and Operating Highlights

(All comparative figures below and in the “Financial Results” section that follows, are for the 13-week and 39-week periods ended November 1, 2009 compared to the 13-week and 39-week periods ended November 2, 2008. Throughout this news release, the term “Normalized” has been used to refer to financial results that have been adjusted to exclude certain non-recurring items and charges related to the Corporation’s IPO in October 2009. For a full explanation of the Corporation’s use of the Non-GAAP measures, please refer to Note 1 of the Selected Consolidated Financial Information section of this news release.)

•	Sales increased 14.8% in the third quarter and 15.0% year-to-date

•	Comparable store sales grew 7.3% in the third quarter and year-to-date periods

•	Year-to-date gross margin increased to 34.5% of sales from 34.0% of sales

•	Normalized EBITDA(1) for the third quarter grew 27.1% to $46.7 million from $36.8 million

•	Diluted net earnings per share for the third quarter increased to $0.02 from a loss of $(0.52)

•	Diluted Normalized net earnings(1) per share increased to $0.46 in the third quarter from a Normalized net loss(1) of $(0.51)

•	Proceeds from $300 million IPO reduced net debt to $487.1 million as of November 1, 2009

“We are extremely satisfied with the strong performance of the business during the third quarter,” said Larry Rossy, chief executive officer of Dollarama Inc. “Consumers continue to respond favourably to our expanding assortment of items priced at over one dollar and the exciting new values they offer. The growing profitability of our operations also reflects the management team’s efforts to manage costs and improve bottom line performance.”

“We welcome our new shareholders. As a result of our successful $300 million initial public offering during the third quarter, we have reduced our net debt and we are in a strong position to continue growing the business,” said Mr. Rossy.

Dollarama Inc.

Financial Results

Sales for the 13-week period ended November 1, 2009 increased 14.8% to $312.8 million from $272.4 million in the corresponding period in 2008. For the 39-week period ended November 1, 2009, sales grew 15.0% to $889.6 million from $773.5 million for the same period in 2008.

Third quarter sales growth was driven by the opening of 42 net new stores over the last twelve months as well as a 7.3% increase in comparable store sales over the third quarter of last year. Over the last twelve months, Dollarama opened 17 new stores in the western provinces of Manitoba, Saskatchewan, Alberta and British Columbia and 25 net new stores in the rest of Canada.

Comparable store sales increased 7.3% in the third quarter, driven by a 1.1% increase in the number of transactions and a 6.2% increase in the average transaction size, as consumers continue to discover compelling value in Dollarama’s merchandise assortment priced above our traditional $1.00 price point. During the third quarter, approximately 27% of sales were accounted for by merchandise offered at price points greater than $1.00, compared to 24% during the second quarter of fiscal year 2010.

Gross margin increased to 35.5% of sales in the third quarter compared to 34.2% of sales in the same period last year, due primarily to improved product margins and reduced transportation costs. For the 39-week period ending November 1, 2009, gross margin increased to 34.5% of sales compared to 34.0% of sales for the same period last year.

General, administrative and store operating expenses (“SG&A”) in the third quarter increased to $76.2 million from $57.0 million for the same period last year due to the opening of 42 net new stores since the end of the third quarter last year and the incurrence of approximately $11.8 million of non-recurring and IPO-related charges in the current quarter. These non-recurring and IPO-related charges include: a $0.8 million management fee paid to the Corporation’s majority shareholder; a $5.0 million fee paid in connection with the termination of our management agreement with the Corporation’s majority shareholder; stock compensation expense of approximately $4.9 million triggered by the IPO; and severance charges of $1.2 million. Excluding these non-recurring and IPO-related charges, Normalized SG&A(1) expenses were stable at 20.6% of sales in the third quarter of fiscal year 2010 compared to the same period last year.

Operating income for the 13-week period ended November 1, 2009 totalled $28.9 million compared to $30.5 million for the 13-week period ended November 2, 2008. Adjusted for the non-recurring and IPO-related SG&A expenses detailed above, Normalized earnings before interest and taxes (“EBIT”)(1), a non-GAAP measure of operating performance used by the Corporation, increased 30.2% to $40.7 million or 13.0% of sales in the third quarter, compared to $31.3 million or 11.5% of sales in the third quarter last year. For the 39-week period ending November 1, 2009, Normalized EBIT(1) margin increased to 11.9% of sales from 11.7% of sales for the corresponding period last year, driven by the increase in gross margin over the same period.

Interest expense on long-term debt increased $10.1 million to $26.2 million in the third quarter of fiscal year 2010 from $16.1 million during the third quarter of the previous year, due primarily to $13.8 million of non-recurring interest expense, including: the write-off of $3.8 million of financing costs associated with the debt redeemed with the IPO proceeds, and $10.0 million in debt repayment premium and expenses associated with the redemption of our 8.875% senior subordinated notes. There were no unusual interest charges recorded in the third quarter last year.

Dollarama Inc.

For the 13-week period ended November 1, 2009, the Corporation recorded a foreign exchange gain of $7.8 million arising from the mark-to-market of derivative financial instruments and long-term debt. This foreign exchange gain compares with a foreign exchange loss on derivative financial instruments and long-term debt of $30.2 million recorded during the 13-week period ended November 2, 2008 driven by the impact of the strengthening of the US dollar relative to the Canadian dollar on our US dollar-denominated senior floating deferred interest notes which were not hedged during that period. Given the redemption of the 8.875% senior subordinated notes on November 17, 2009 and the continuance of the related derivative instruments to hedge the senior floating deferred interest notes, management does not expect that the net earnings (loss) of the Corporation will be impacted significantly by foreign exchange losses (gains) on derivative financial instruments and long-term debt in the future.

For the third quarter ended November 1, 2009, Dollarama reported net earnings of $1.1 million or $0.02 per diluted share compared to a net loss of $22.2 million or $(0.52) per diluted share for the third quarter last year. Net earnings in the third quarter of fiscal year 2010 were reduced significantly by the one-time expenses associated with the Corporation’s IPO as described above, partially offset by a foreign exchange gain on derivative financial instruments and long-term debt; whereas net earnings in the third quarter of fiscal year 2009 were unfavourably impacted by a $30.2 million foreign exchange loss on derivative financial instruments and long-term debt associated primarily with the impact of the strengthening of the US dollar relative to the Canadian dollar on our US dollar-denominated senior floating deferred interest notes.

Excluding the tax-adjusted non-recurring and IPO-related charges described above, Dollarama generated Normalized net earnings(1) of $23.0 million or $0.46 per diluted share for the third quarter ended November 1, 2009 compared to a Normalized net loss(1) of $21.7 million or $(0.51) per diluted share for the same period last year. Normalized net earnings(1) increased to $61.9 million or $1.36 per diluted share for the 39-week period ended November 1, 2009 from a Normalized net loss(1) of $20.5 million or $(0.48) per diluted share for the same period last year.

About Dollarama Inc.

In 1992, the Dollarama business was founded by our CEO, Larry Rossy, a third generation retailer. We are the leading dollar store operator in Canada with 594 locations across the country. Our stores provide customers with compelling value in convenient locations, including metropolitan areas, mid-sized cities and small towns. All stores are corporate-owned and provide customers with a consistent shopping experience. Each store offers a broad assortment of everyday consumer products, general merchandise and seasonal items. Products are sold in individual or multiple units at select fixed price points between $1.00 and $2.00, with the exception of select candy offered at $0.65.

Forward looking statements

Certain statements in this news release may contain forward-looking statements. Forward-looking statements, by their nature, are based on assumptions and are subject to important risks and uncertainties. Any forecasts or forward-looking predictions or statements cannot be relied upon due to, amongst other things, changing external events and general uncertainties of the business and its corporate structure. Many factors could cause our actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the

Dollarama Inc.

following factors: future increases in operating and merchandise costs, inability to refresh our merchandise as often as in the past, increase in the cost or a disruption in the flow of imported goods, disruption of distribution infrastructure, current adverse economic conditions, high level of indebtedness, inability to generate sufficient cash to service all the Corporation’s indebtedness, ability of the Corporation to incur additional indebtedness, significant operating restrictions imposed by our senior secured credit facility and our senior floating rate deferred interest notes indenture, interest rate risk associated with variable rate indebtedness, no guarantee that our strategy to introduce products between $1.00 and $2.00 will be successful, market acceptance of our private brands, inability to increase capacity of the warehouse and distribution centers, weather conditions or seasonal fluctuations, competition in the retail industry, dependence on ability to obtain competitive pricing and other terms from our suppliers, inability to renew store, warehouse and distribution center leases or find other locations on favourable terms, disruption in information technology systems, growth strategy unsuccessfully executed, inability to achieve the anticipated growth in sales and operating income, inventory shrinkage, compliance with environmental regulations, failure to attract and retain qualified employees, departure of senior executives, fluctuation in the value of the Canadian dollar in relation to the U.S. dollar, litigation, product liability claims and product recalls, unexpected costs associated with our current insurance program, protection of trademarks and other proprietary rights and natural disasters, risks associated with the protection of customers’ credit and debit card data as well as the other factors identified throughout our Management Discussion & Analysis dated December 10, 2009. The forward-looking statements contained in this discussion represent the Corporation’s expectations as of December 10, 2009, and are subject to change after such date. However, the Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations.

For further information: Nicholas Nomicos, Interim Chief Financial Officer, (514) 737-1006 x1237, Laki.Nomicos@dollarama.com; Media: Paul de la Plante, NATIONAL Public Relations, (514) 843-2332

Dollarama Inc.

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts and number of shares)	13-Week Period Ended November 1, 2009	13-Week Period Ended November 2, 2008	39-Week Period Ended November 1, 2009	39-Week Period Ended November 2, 2008
Earnings Data
Sales	$312,797	$272,379	$889,606	$773,465
Cost of sales	201,674	179,356	582,412	510,703

Gross profit	111,123	93,023	307,194	262,762
Expenses:
General, administrative and store operating expenses	76,229	56,990	196,442	158,639
Amortization	6,008	5,500	18,343	15,838

Total expenses	82,237	62,490	214,785	174,477

Operating income	28,886	30,533	92,409	88,285
Interest expense on long-term debt	26,170	16,079	55,066	46,102
Interest expense on amounts due to shareholders	5,826	6,469	19,866	18,940
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	(7,785)	30,230	(36,619)	39,786

Earnings (loss) before income taxes	4,675	(22,245)	54,096	(16,543)
Provision for (recovery of) income taxes	3,535	(38)	15,243	5,489

Net earnings (loss)	$1,140	$(22,207)	$38,853	$(22,032)

Basic net earnings (loss) per common share	$0.02	$(0.52)	$0.87	$(0.52)
Diluted net earnings (loss) per common share	$0.02	$(0.52)	$0.85	$(0.52)

Weighted average number of basic common shares outstanding during the period (in thousands)	48,202	42,576	44,451	42,576
Weighted average number of diluted common shares outstanding during the period (in thousands)	50,345	42,576	45,659	42,576

Balance Sheet Data(2)
Cash and cash equivalents	$261,539
Merchandise inventories	255,949
Property and equipment	135,095
Total assets	1,508,797
Total debt(3)	748,660
Net debt(4)	487,121

Other Data
Year-over-year sales growth	14.8%	12.6%	15.0%	11.9%
Comparable store sales growth(5)	7.3%	4.2%	7.3%	2.7%
Gross margin(6)	35.5%	34.2%	34.5%	34.0%
Normalized SG&A as a % of sales(1)(7)	20.6%	20.6%	20.6%	20.2%
Normalized EBITDA(1)	$46,743	$36,783	$124,337	$106,373
Normalized EBIT(1)	$40,735	$31,283	$105,994	$90,535
Normalized EBIT margin(1)(7)	13.0%	11.5%	11.9%	11.7%
Normalized net earnings(1)	$22,996	$(21,695)	$61,893	$(20,497)
Capital expenditures	$7,119	$9,033	$23,928	$25,945
Number of stores(2)	594	552	594	552
Average store size (gross square feet)(2)	9,795	9,733	9,795	9,733

Dollarama Inc.

(1)	In this document, we refer to Normalized EBIT, Normalized EBITDA, Normalized SG&A and Normalized net earnings (loss), collectively referred to as the “Non-GAAP measures”. Normalized EBIT represents operating income, in accordance with Canadian GAAP, adjusted for non-recurring and IPO-related charges. Normalized EBITDA represents Normalized EBIT plus amortization. Normalized SG&A represents General, administrative and store operating expenses (“SG&A”), in accordance with Canadian GAAP, adjusted for non-recurring and IPO-related charges. Normalized net earnings (loss) represents net earnings (loss), in accordance with Canadian GAAP, adjusted for non-recurring and IPO-related charges, net of tax impacts.

We have included Non-GAAP measures to provide investors with supplemental measures of our operating and financial performance. We believe Non-GAAP measures are important supplemental metrics of operating and financial performance because they eliminate items that have less bearing on our operating and financial performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP measures. We also believe that securities analysts, investors and other interested parties frequently use Non-GAAP measures in the evaluation of issuers, many of which present Non-GAAP measures when reporting their results. Our management also uses Non-GAAP measures in order to facilitate operating and financial performance comparisons from period to period, to prepare annual budgets, and to assess our ability to meet our future debt service, capital expenditure, and working capital requirements, as well as our ability to pay dividends on our capital stock. Non-GAAP measures are not presentations made in accordance with Canadian GAAP. For example, certain or all of the Non-GAAP measures do not reflect: (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt; and (d) income tax payments that represent a reduction in cash available to us. Although we consider the items excluded in the calculation of Non-GAAP measures to be non-recurring and less relevant to evaluate our performance, some of these items may continue to take place and accordingly may reduce the cash available to us.

We believe that the presentation of the Non-GAAP measures described above is appropriate. However, these Non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use the Non-GAAP measures only as a supplement. In addition, because other companies may calculate Non-GAAP measures differently than we do, they may not be comparable to similarly-titled measures reported by other companies.

(dollars in thousands)	13-Week Period Ended November 1, 2009	13-Week Period Ended November 2, 2008	39-Week Period Ended November 1, 2009	39-Week Period Ended November 2, 2008

A reconciliation of operating income to Normalized EBIT is included below:

Operating income	$28,886	$30,533	$92,409	$88,285
Add: non-recurring and IPO-related charges:
Management fees(a)(b)	750	750	2,250	2,250
Fee paid in connection with the terminationof the management agreement(b)	5,000	—	5,000	—
IPO related stock compensation expense(c)	4,852	—	4,852	—
Severance(d)	1,247	—	1,483	—

Non-recurring and IPO-related charges	11,849	750	13,585	2,250

Normalized EBIT	$40,735	$31,283	$105,994	$90,535

Normalized EBIT margin	13.0%	11.5%	11.9%	11.7%

A reconciliation of Normalized EBIT to Normalized EBITDA is included below:

Normalized EBIT	$40,735	$31,283	$105,994	$90,535
Add: Amortization	6,008	5,500	18,343	15,838

Normalized EBITDA	$46,743	$36,783	$124,337	$106,373

Dollarama Inc.

(dollars in thousands, except per share amounts)	13-Week Period Ended November 1, 2009	13-Week Period Ended November 2, 2008	39-Week Period Ended November 1, 2009	39-Week Period Ended November 2, 2008

A reconciliation of SG&A to Normalized SG&A is included below:

SG&A	$76,229	$56,990	$196,442	$158,639
Deduct: non-recurring and IPO-related charges(a)(b)(c)(d)	(11,849)	(750)	(13,585)	(2,250)

Normalized SG&A	$64,380	$56,240	$182,857	$156,389

Normalized SG&A as a % of sales	20.6%	20.6%	20.6%	20.2%

A reconciliation of net earnings (loss) to Normalized net earnings (loss) is included below:

Net earnings (loss)	$1,140	$(22,207)	$38,853	$(22,032)
Diluted net earnings (loss) per common share	$0.02	$(0.52)	$0.85	$(0.52)

Add/(deduct) pre-tax:
Management fees(a)	750	750	2,250	2,250
Fee paid in connection with the termination of the management agreement(b)	5,000	—	5,000	—
Stock-comp expense triggered by the IPO(c)	4,852	—	4,852	—
Severance(d)	1,247	—	1,483	—
Write-off of deferred financing cost(e)	3,814	—	3,814	—
Debt repayment premium and expenses(f)	10,006	—	10,006	—

Tax impact	(3,813)	(238)	(4,365)	(715)

Normalized net earnings (loss)	$22,996	$(21,695)	$61,893	$(20,497)

Diluted Normalized net earnings (loss) per common share	$0.46	$(0.51)	$1.36	$(0.48)

(a)	Reflects the management fees incurred and paid or payable to the company’s majority shareholder, excluding out of pocket expenses.
(b)	The management agreement was terminated concurrent with the IPO.
(c)	Reflects the stock compensation expense related to performance vesting clauses that were triggered by our IPO.
(d)	Represents the elimination of severance.
(e)	Write-off deferred financing costs associated with the debt redeemed with our IPO proceeds.
(f)	Call premium, prepayment expenses and other fees associated with the redemption of our 8.875% senior subordinated notes in November 2009.
(2)	At the end of the period
(3)	Total debt is comprised of current portion of long-term debt, long-term debt before financing costs and discounts, and derivative financial instruments related to long-term debt.
(4)	Net debt is defined as total debt (see note 3) minus cash and cash equivalents.
(5)	Comparable store means a store open for at least 13 complete months relative to the same period in the prior year, including relocated stores and expanded stores.
(6)	Gross margin represents gross profit as a % of sales.
(7)	Normalized EBIT margin represents Normalized EBIT (see note 1) divided by sales. Normalized SG&A as a % of sales represents Normalized SG&A (see note 1) divided by sales.